Exhibit 99.1

GameTech International Receives NASDAQ Notice Relating to its Late Form 10-Q

March 29, 2011 - Reno, NV - GameTech International, Inc. (NASDAQ: GMTC – News), a leading designer, developer and marketer of electronic bingo and gaming equipment, systems, and video lottery terminals, today announced that on March 23, 2011, it received a letter from the NASDAQ Stock Market stating that GameTech did not timely file its Quarterly Report on Form 10−Q for the period ended January 30, 2011, with the Securities and Exchange Commission.  As a result, GameTech is not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1). The notification of noncompliance has no immediate effect on the listing or trading of GameTech’s common stock on the NASDAQ Global Market.

As previously reported by the Company in its Form 12b-25 filed with the SEC on March 17, 2010, filing of the Quarterly Report has been delayed primarily due to the resignation of the Company’s former Chief Financial Officer and the appointment of a new Chief Financial Officer, effective March 1, 2011.   As a result of this transition, the process of compiling and disseminating the information required to be included in the Quarterly Report, as well as the completion of the required review of the Company's financial information, could not be completed in a timely manner without incurring undue hardship and expense. The Company intends to file its Quarterly Report as soon as practicable.

Pursuant to the NASDAQ Listing Standards, GameTech has 60 calendar days from the date of the notice to submit a plan to regain compliance, and if NASDAQ accepts GameTech’s plan, it can grant an exception of up to 180 calendar days from the quarterly report’s due date, or until September 19, 2011, to regain compliance.

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® product brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices. Under the Summit Gaming™ product brand the company provides video lottery terminal devices, Class III gaming machines, and related software and content. GameTech International, Inc. serves customers in over 40 U.S. States, Canada, Japan, the Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by GameTech with the Securities and Exchange Commission, including GameTech’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.